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                                                                  Exhibit 10.19

September 25, 1999



Mr. Edward Luttich
6000 La Goleta Road
Goleta, CA  93117


Dear Ed,


On behalf of Somnus Medical Technologies, Inc. (the "Company") I am pleased to offer you the position of Vice President, Research and Development, reporting to John Schulte, President and CEO. In this position you will be an officer of the company. The purpose of this letter is to set forth the terms of this offer.


We are offering you the following:


1. Your position will be as a regular full-time employee. Your position is classified as exempt. You will be a regular full-time employee entitled to PTO (paid time off), paid holidays and benefits, pursuant to Somnus' policies and procedures.


2. Your bi-weekly salary will be $6153.85. This equates to an annual salary of $160,000.00. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will participate in the company's annual employee bonus program. Under this program, which is based on the company attaining certain annual financial goals, you will be eligible to receive a 35% bonus at 100% of plan achievement. Since you will begin employment after the 1999 program's eligibility cut-off date (9/30/99) you will begin participation in the company's 2000 program at the first of the year. A copy of the 1999 plan is enclosed to provide you with an overview of this year's plan.


3. You will receive a relocation assistance payment of $30,000 to offset the expenses associated with the sale and purchase of permanent housing. This payment will be recoverable ratably if you voluntarily terminate within twelve months of your hire date.


4.                We will provide two house-hunting trips to the Sunnyvale area.
                  We will provide up to four weeks temporary living assistance while you are obtaining permanent housing. The company will pay for the movement of your household goods.
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September 25, 1999
Offer Letter
Page 2 of 3





5. You will receive a monthly housing allowance to offset your housing related expenses. This allowance will be paid to you during the first twenty-four months of your employment. Months 1-12 will be $750 and months 13 - 24 will be $500. This housing allowance will be included in your paycheck and will be subject to state and federal tax deductions.


6. Somnus has major medical, vision and dental insurance, as well as life insurance for all regular full-time employees. You will be entitled to accrue three weeks PTO (paid time off) per year, which may be taken or accrued pursuant to our PTO policy (your PTO will be prorated for 1999). The details of these programs will be available upon your first day orientation with Human Resources. These benefits as well as all other Company compensation and benefits programs are subject to change from time to time as deemed appropriate and necessary by the Company.


7. Subject to approval by the Compensation Committee of the Board of Directors, you will receive an option to purchase 100,000 shares of Common Stock at the fair market value priced at the closing price on the date the Committee approves the grant. The options are approved at the first Compensation Committee meeting following your start date. Twenty-five percent (25%) of the option vests after you have completed one year of employment. The remaining options vest at the rate of one-forty-eighth (1/48th) per month of completed employment thereafter (so that if you remain in our employ, at the end of four years your option would be fully vested).


8. You will be required to sign a confidentiality and assignment of proprietary inventions contract. Further, by accepting this offer, you agree that you will not bring with you to Somnus, or use in any way during your employment at Somnus, any confidential information, trade secrets, or proprietary materials or processes of any former employer, company or individual for whom you have performed services. You further confirm that by accepting this offer you will not breach any contract or agreement to which you are a party.


9. All employment at Somnus is at-will as provided by California law. This means that either party may terminate the employment relationship at any time with or without notice or cause.
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September 25, 1999
Offer Letter
Page 3 of 3






10. In compliance with the Federal Immigration Reform and Control Act, you must present to Somnus Medical Technologies, Inc. the required documents on your first day of employment. You will also be asked to verify and attest, on a form provided by the US Department of Justice, that you are authorized to work in the United States. It is extremely important that you comply with these requirements. If you fail to comply, we will not be able to allow you to work and our offer of employment may be withdrawn.


11. In the event the company is acquired within twenty-four months of your start date and such acquisition leads to the elimination or transfer of your position to a location outside of the Bay area, or you are terminated without cause, Somnus will extend to you a six month severance package consisting of your base salary plus the reimbursement of Cobra premiums for six months provided you elect Cobra coverage.


Acceptance of this offer may be acknowledged by signing below and returning this document to me. I've enclosed a second copy for your files. This offer will remain in effect until 5pm, October 29,1999.

Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working with you.


Sincerely,



John Meyer
Vice President, Human Resources



Acceptance:


Signature      _________________________ Date: ______________________